PLAN OF ACQUISITION
LargeCap Value Account III and
Equity Income Account

         The Board of Directors of Principal Variable Contracts Funds,
Inc., a Maryland corporation (the "Fund"), deems it advisable that
Equity Income Account series of the Fund ("Equity Income") acquire all of the assets of LargeCap Value  Account III series of the Fund
("LargeCap Value") in exchange for the assumption by Equity Income of all of the liabilities of LargeCap Value and shares issued by Equity
Income which are thereafter to be distributed by LargeCap Value pro rata to its shareholders in complete liquidation and termination of
LargeCap Value and in exchange for all of LargeCap Value's outstanding shares.
         LargeCap Value will transfer to Equity Income, and Equity Income will acquire from LargeCap Value, all of the assets of LargeCap Value on the Closing Date and will assume from LargeCap Value all of the liabilities of LargeCap Value in exchange for the issuance of the number of shares of Equity Income determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of LargeCap Value in complete liquidation and termination of LargeCap Value and in exchange for all of LargeCap
Value's outstanding shares.  LargeCap Value will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by LargeCap Value in proper form prior to the Closing
Date shall be fulfilled by LargeCap Value.  Redemption requests received by LargeCap Value thereafter will be treated as requests for redemption of those shares of Equity Income allocable to the shareholder in question.
         LargeCap Value will declare, and Equity Income may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income
(computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, Equity Income will issue to LargeCap Value a number of full and fractional shares of Equity Income, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of LargeCap Value.  The aggregate value of the net assets of LargeCap Value and Equity Income shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock
Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 670 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on April 29, 2011, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for Equity Income or LargeCap Value to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, LargeCap Value shall
(a) distribute on a pro rata basis to the shareholders of record of
LargeCap Value at the close of business on the Closing Date the shares of Equity Income received by LargeCap Value at the Closing in exchange for all of LargeCap Value's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of
Incorporation.
         For purposes of the distribution of shares of Equity Income to shareholders of LargeCap Value, Equity Income shall credit its books an appropriate number of its shares to the account of each shareholder of
LargeCap Value.  No certificates will be issued for shares of Equity
Income.  After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of LargeCap Value, shall be deemed for all purposes of the
Fund's Articles of Incorporation and By-Laws to evidence the appropriate number of shares of Equity Income to be credited on the books of Equity Income in respect of such shares of LargeCap Value as provided above.
         Prior to the Closing Date, LargeCap Value shall deliver to Equity
Income a list setting forth the assets to be assigned, delivered and transferred to Equity Income, including the securities then owned by
LargeCap Value and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by
Equity Income pursuant to this Plan.
         All of LargeCap Value's portfolio securities shall be delivered by LargeCap Value's custodian on the Closing Date to Equity Income or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment
Company Act of 1940, transferred to an Fund in the name of Equity
Income or its custodian with said depository.  All cash to be delivered pursuant to this Plan shall be transferred from LargeCap Value's Fund at its custodian to Equity Income's Fund at its custodian.  If on the
Closing Date LargeCap Value is unable to make good delivery to Equity
Income's custodian of any of LargeCap Value's portfolio securities because such securities have not yet been delivered to LargeCap Value's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LargeCap Value shall deliver to Equity Income's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to
Equity Income, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by
Equity Income.
         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of LargeCap Value and notwithstanding favorable action by such shareholders, if the Board of
Directors believe that the consummation of the transactions
contemplated hereunder would not be in the best interests of the shareholders of either Fund.  This Plan may be amended by the Board of
Directors at any time, except that after approval by the shareholders of LargeCap Value no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of LargeCap Value.
         Except as expressly provided otherwise in this Plan, LargeCap
Value will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transaction contemplated under this
Plan, including, but not limited to, accountant's fees, legal fees, and proxy related costs.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President & CEO or its Executive Vice President as
of the 5th day of January, 2011.

PRINCIPAL VARIABLE CONTRACTS FUNDS,
INC.
on behalf of the following
Acquired Fund:
LargeCap Value Account III

By: /s/ Nora M. Everett
Nora M. Everett, President and
CEO

PRINCIPAL VARIABLE CONTRACTS FUNDS,
INC.
on behalf of the following
Acquiring Fund:
Equity Income Account

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President